EXHIBIT 32.1

CERTIFICATION

Pursuant to 18 U.S.C. §1350, the undersigned officer of Two Harbors Investment Corp. (the “Registrant”) hereby certifies that the Registrant’s Annual Report on Form 10-K for the three and twelve months ended December 31, 2021 (the “Annual Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date:	February 28, 2022	/s/ William Greenberg
William Greenberg
President, Chief Executive Officer, and Chief Investment Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Annual Report or as a separate disclosure document.